Exhibit 99.2

Applied Micro Circuits Corporation

Fiscal Q2 2017 Conference Call Script - with Q&A

October 27, 2016

CORPORATE PARTICIPANTS
Suzanne Schmidt Applied Micro Circuits Corporation - IR, The Blueshirt Group
Paramesh Gopi Applied Micro Circuits Corporation - President & CEO
Marty McDermut Applied Micro Circuits Corporation - CFO

CONFERENCE CALL PARTICIPANTS
Cody Acree Drexel Hamilton, LLC - Analyst
Matthew Ramsay Canaccord Genuity, Inc. - Analyst
Steven Smigie Raymond James & Associates - Analyst
Corey Grady Oppenheimer & Co., Inc. - Analyst
Chris Rolland Susquehanna - Analyst

PRESENTATION

Operator
Good day ladies and gentlemen, and welcome to Applied Micro Circuits Corporation's Second Quarter 2017 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session; and instructions will be given at that time. As a reminder, today's conference is being recorded.
I would now like to turn the call over to Ms. Suzanne Schmidt with Investor Relations. Ma'am, you may begin.
Suzanne Schmidt - Applied Micro Circuits Corporation - IR, The Blueshirt Group

Thank you, operator. Good afternoon everyone, and thank you for joining today's conference call. On the call with me today are Dr. Paramesh Gopi, President and CEO; and Marty McDermut, CFO.
Before we begin, I would like to remind you that various remarks that we make on this call, including those about future financial results, including revenues, gross margins, operating expenses, design wins, product plans, our competitive situation, market trends, statements about future development, production and adoption of X-Gene®, X-Weave®, HeliX®, X-TendTM, and other products and technologies, and our anticipated growth and profitability, all constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act. These forward-looking statements and all other statements that may be made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
We refer you to the most recent Form 10-Q filed with the SEC, in particular to the section entitled Risk Factors, and to other reports that we may file from time to time with the SEC for additional information on the factors that could cause actual results to differ materially from our current expectations. These forward-looking statements speak only as of the date hereof, and we disclaim any obligation to update them.

I would like to point out that a number of the securities analysts that cover our stock use various financial measures, and this creates a range of variability relative to the Street financial models. When we say Street estimates, we mean the consensus of the major financial analyst models and they are not necessarily the guidance that was given by the Company.
With that, I will now turn the call over to Paramesh.
Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thank you for joining us today. We are very pleased with what we've accomplished this past quarter. We delivered solid financial results highlighted by our 7th sequential quarter of revenue growth and non-GAAP earnings of $0.02 per share. In fact, this marks our first quarter of profitability since the beginning of 2015.

Let me start by reviewing key operating achievements from this past quarter and follow with important customer developments that illustrate the increasing traction we are seeing across our business.
First, on the Compute side, I would like to highlight that HP Enterprise, the industry's leading storage vendor, announced the launch of their high volume enterprise storage platform, using our X-Gene ARM-based processor solution.
Second, this was a milestone quarter for our Connectivity business on multiple fronts. Notably, the IEEE standards body recommended the adoption of Applied Micro single-lambda 100 gigabit per second PAM4 Solution to be an industry standard for enterprise and data center connectivity. This is important because it positions Applied Micro's technology as a solution of choice for data center connectivity going forward. We expect an accelerated PAM4 adoption cycle given the move towards standardizing around our approach, and the clear value this technology brings to customers.
Also on the Connectivity front, we saw record shipments of our X-Weave OTN and PHY products across our Tier One customer base, an unprecedented demand for our industry leading Ethernet security products.
Turning now to our Compute business.
HP Enterprise introduced the Store Virtual 3200, the industry's 64-bit ARM-based high volume enterprise storage platform, which is based on Applied Micro's X-Gene Technology. This platform targets large enterprise customers and their private clouds. HPE chose our X-Gene 64-bit Server on a Chip® solution because it provides a powerful computing engine, multiple integrated 10-gigabit and 1-gigabit Ethernet networking ports, and multiple PCIE Gen 3 lanes for storage expansion; all in a single socket. X-Gene provided a clear and substantial cost savings for HPE when compared with existing x86-based platform solution. This latest collaboration with HPE underscores the continued penetration of X-Gene based platforms into enterprise areas that were once effectively controlled by X86-based chips.
In addition during the quarter we successfully taped out our next-generation X-Gene 3 processor using TSMC’s 16 nanometer FinFET Technology. We are thrilled to share with you that X-Gene3 is expected to deliver six times the performance of currently shipping X-Gene products and is targeted to compete with mainstream high-end Xeon E5 and E7 processors in a similar power envelope. With eight DDR4 channels, X-Gene 3 outclasses Xeon E5 in memory bandwidth, making it well-suited to hyperscale workloads such as in-memory computing, big data, and machine learning. X-Gene 3 is built upon two generations of industry-hardened and shipping products. We continue to expect X-Gene 3 samples will be available before the end of our fiscal year, which ends in March. We are seeing customer interest in this product as it offers socket-level Xeon E5 and E7 class performance, coupled with the maturity of an industry-proven third generation product.
Finally, I'd like to report that we remain on-track with our X-Gene deployments in Asia, where we are now running production traffic with one of the world's top eight mega data center operators.

Turning now to our Connectivity business.
As I mentioned earlier, this was a milestone quarter on a number of fronts. As you know, our Connectivity business provides OTN framers/ mappers, PHYs, Ethernet security products, and PAM4 technology to Tier One data center and service providers around the world. We would like to take this opportunity to provide color on the importance of our PAM4 technology to the future of enterprise and data center connectivity. Picture a large data center, one-half million to one million square feet in size, several stories high, and filled with networked server racks on a fixed power budget. The only way to contend with rapid traffic growth within such a data center is to enable high capacity, low power connectivity between servers and switches. Current 100-gigabit per second module solutions use either two or four lasers and a corresponding number of photodiodes. This results in high power, high cost and low density, thereby limiting the number of connections within a fixed power footprint. These current solutions use 28 nanometer planar processes and unoptimized photonics. In contrast, our Single Lambda PAM4 enables a single laser module to carry four times the data rate when compared with current modules. Our ground-breaking DSP and Analog Mixed Signal 16 nanometer FinFET solutions, leapfrog today's high-power multi-laser solutions by enabling a low-power, high-density, and highly-manufacturable module with 75% fewer optical components and 50% better power efficiency. We believe our PAM4 technology to be the most viable way to scale current enterprise and datacenter connectivity to 400-gigabit per second within industry standard module form factors. Consequently, Tier One OEMs have committed NRE dollars to Applied Micro towards 100 and 400-gigabit per second custom solutions, providing us good visibility on customer demand and market adoption.
The readiness of 100 or 400-gigabit per second PAM4 was demonstrated at the recent European Conference on Optical Communications, where our partners and we demonstrated a fully operational 100-gigabit single laser PAM4 solution over single-mode fiber. This also served as the catalyst for the industry-wide IEEE standardization process and announcement that I mentioned earlier.
Moving now to our secure Ethernet products; we have expanded our customer footprint beyond North American and European Tier One sockets and are pleased to announce our first design win in China. We would like to reiterate our expectation that secured Ethernet revenues will begin to ramp in the first part of calendar 2017. All of this clearly demonstrates a significant traction we are seeing for our Connectivity products worldwide.
To summarize our key business highlights from the quarter: industry-leading storage OEMs are shifting platforms powered by X-Gene. X-Gene 3 has successfully taped out. Finally, momentum in our Connectivity business continues to accelerate, driven by our PAM4 products and our X-Weave framer and secured Ethernet solutions.
I will now turn the call over to Marty McDermut, our CFO, for a review of the September quarter financials and our December quarter guidance.
Martin McDermut - Applied Micro Circuits Corporation - CFO
Thank you, Paramesh, and good afternoon everyone. I'll start with a review of the financial results for the fiscal second quarter 2017, follow with comments on our balance sheet, and finish with our fiscal third quarter 2017 guidance.
Our key financial metrics for the fiscal second quarter 2017 came in at or above guidance ranges that we provided last quarter.
Total revenues for the quarter increased to $41.8 million, our seventh consecutive quarterly revenue increase. Connectivity revenues increased to $30.2 million. The sequential growth was driven by increased sales of our OTN and PHY products and by strong customer demand across Tier One data center and service provider customer platforms. Our new products accounted for most of the gain. Our X-Weave 100-gig OTN framer is ramping in some of the best-selling platforms in the industry and our X-Weave secure Ethernet products initial ramp also contributed to this upside.
Computing revenues totaled $11.6 million for the quarter, lower sequentially due to order patterns for our legacy PowerPC products.

Non-GAAP gross margin was 66.6%, above the high end of our guidance range. Gross margins increased sequentially due to the higher mix of connectivity revenue, improved yields and lower materials and other costs.
Non-GAAP operating expenses totaled $25.8 million, lower than the prior quarter, primarily due to lower mask tape out and new product introduction costs.
Our non-GAAP tax expense was $200,000.
Non-GAAP net income for the September quarter was $2.1 million or $0.02 per share.
On a GAAP basis, the net loss for the quarter was $4.6 million or $0.05 per share - more than 50% reduction from the GAAP loss per share during the prior quarter.
Our non-GAAP financials exclude certain items required by GAAP, a complete reconciliation between GAAP and non-GAAP financials is available on our fiscal second quarter 2017 earnings release, which can be found in the Investor Relations section of our website.
Turning to the balance sheet, our cash and short-term investments was $81.7 million, down slightly from $82.3 million at the end of the prior quarter.
Operating activity used $900,000. Excluding working capital changes, operations generated $4 million positive cash flow.
We used $800,000 for capital expenditures, which was more than offset by cash from issuance of shares under our employee stock purchase plan.
Our balance sheet continues to be well managed, our net working capital increased by $2.8 billion dollars to $88.7 million. Current assets increased by $3.4 million and were partially offset by a $600,000 increase in the liabilities. Our days sales outstanding and our accounts receivable was 29. Based on ending inventory, turns are about 4.2.
Finally, I'll turn to our outlook for the fiscal third quarter 2017. These are estimates based on our current knowledge and are subject to change, as such they are covered by a Safe Harbor statement.
We estimate revenues will range between $42.5 million and $43.5 million. We continue to have strong backlog coverage.
We expect non-GAAP gross margins be in the range of 63% to 67%.
Non-GAAP operating expenses are expected to be in the range $25 million to $27 million, in line with this last quarter.
And we expect our non-GAAP tax expense will be approximately $200,000.
Finally, we expect non-GAAP earnings per share for the quarter to be income of $0.02, plus or minus $0.02.
And with that operator, please open the call for questions.
Question-and-Answer Session
Operator
Certainly. And our first question comes from the line of Cody Acree with Drexel Hamilton. Your line is now open.
Cody Acree

Congratulations, guys, on the progress and the return to profitability. Maybe Marty, if we could just start with you on the strong gross margins. If we're continuing to see this level of Connectivity growth, how high can those margins go? And then as you start to see X-Gene ramp in, what might be the impact of -- how does that level off markets at some point?
Martin McDermut - Applied Micro Circuits Corporation - CFO
Okay. One, it is -- you can see the Connectivity revenues increased this last quarter, and that accounted for almost all of the increase. There was some part of the increase due to the lower -- doing the cost reduction efforts. We've said that, during last quarter's call, that I think if we were in the low 60s for margins on an average basis, that's a good place for you to target, but it's going to move around quarter to quarter because our product mix moves quarter to quarter. Looking out into when X-Gene ramps going into next year, that's more middle-of-the-road margins for us. So they will be -- I don't expect a lot of impact from it going forward.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
So, Cody, just to give you some more color. You can see how strong our Connectivity business has been. It's been a phenomenal quarter for us. Also recognize that we have actually consistently moved our margin profile up, which is what we said we were going to do. And we're continuing to drive that going forward because our new products that we are ramping have extremely good margin profiles on both sides of the business.
Cody Acree
Paramesh, if we could switch gears and help us maybe understand some of the impact of some of your announcements this quarter, specifically around the IEEE standard. How did that come about? What does that mean for the ramp? How does that accelerate things? And how do we put some kind of dollar estimates around this?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Very good question. So, I think there's been a lot of talk about PAM4 for the last probably two years. And really people have essentially used that in a loose way to talk about multiple types of optical module solutions. For the first time I think there is a significant move towards changing the module landscape going forward to have a single laser do 100 gigabit per second. And the only way you can do that in a sub-4 to 5 watt module is to have FinFET, advanced DSP technology, and advanced mixed signal analog technology all come together with photonics.
So, I think there's been a lot of talk about PAM4. We now have taken all of probably 3 1/2 years worth of work that we have done and have led the industry from a development point of view. And it was our solution that catalyzed a move to standardize the technology across module form factors and module vendors. What does that do? First of all, it renders the two laser and four laser solutions rather impotent going forward. Second of all, it starts to really build a new ecosystem of 100 and 400 gig type modules in 2017.
We always said that this was going to happen. People are paying us to build semi-custom solutions for volumes, and now you have a standards body that's going to make it a mandate. So, what does that do for us? It puts us on a very nice track to having a very clear, visible growth pattern over the next few years. And it's no longer determined by elastic factors that are beyond our control, but mostly all now driven by standards. And we probably have an 18 month to two year lead on anybody else. So, we stand to gain and poised to gain a very -- expect to gain a very good share of this market as it evolves.
Cody Acree
And then lastly, the workload orders that you received last quarter, you talked about last quarter, have you received follow-on orders or any feedback that you can talk about? Just how is that -- those first workload orders starting to shape up?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Cody, can you rewind? When you say workload, can you be more specific? I didn't quite catch -
Cody Acree
Well, you announced on your last call that you had received your first workload orders, production server orders for X-Gene. And you talked about two different customers, a service provider and a mega-scale data center operator. Just wondering what the feedback has been from those customers. Have they come in and ordered more? Just where does this go from here?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
The feedback is that -- I think we mentioned one of them in our prepared remarks. They are fully in the production traffic phases, so this is now real-time in their real production environment. So that's a huge validation of the technology and its robustness. And the other engagement is proceeding just as we expected. And where they -- very pleased with the progress on both fronts.
Operator
And our next question comes from the line of Matt Ramsay with Canaccord Genuity. Your line is now open.
Matthew Ramsay
Paramesh, I wanted to follow up on the PAM4 stuff. Obviously you guys are making progress there with the IEEE announcement and the NRE funded work for a couple of partners. Specifically, though, could you talk to any kind of potential revenue targets in the 2018 to 2020 time frame for you guys? And if there are any contractual volume orders attached to any of those NRE payments that you can walk us through a little bit, just so we can bound the problem. And lastly, just to complete that conversation, I think we had talked in the past about a, say, $750 million TAM for those type of modules. Is that still the ballpark TAM that you are going after there? Thanks.
Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
Yes. So let me start by saying that yes, there are volumes associated with all those contractual agreements. Yes, we said that they were going to be high single digit percentage of our yearly revenue; fully on track. And yes, all of this will start to ramp in the second half of our fiscal -- of calendar 2017, as we talked about. And yes, the IEEE standardization does accelerate and make certain the way this market will evolve.
Now to go back to your TAM question, the TAM for all optics in the that market is I think close to what we said, between $500 million and $750 million. Specifically for single lambda and for what I call single lambda 100 gig and PHY for 400 gig. There is going to be an adoption curve associated with that market. Our believe is that that adoption curves will start to really ramp toward the second half of our -- of 2017. And the fact that we are leading the charge there, along with the various photonics partners and the IEEE, gives -- puts us in an extremely good position to take a good share of that market going forward.
You asked about quantifying this market. If you really think about it, Matt, before the IEEE standards process you would say that, for typical market ramps, we're talking about -- for a new technology to ramp into an existing market, it takes between 18 and 24 months. That is with no standards. With standards we will definitely see at least a 50% change in the adoption rate curve. So that should give you an idea of how to map and how to model this. But nobody gives guidance, significant financial dollars up front, without a volume commitment, as you know.
Matthew Ramsay
No, thank you for the color there. That's really helpful. For either of you guys, I want to get a little bit more of an understanding as to the decline of the Compute revenue. In your prepared remarks you attributed that mostly to declines of legacy PowerPC products. But maybe you could talk about the magnitude of the legacy product decline, the amount of that particular types of legacy products that are still in the revenue run rate, and how we should think about modeling the -- strip out X-Gene for now, but the non-X-Gene portion of the Compute business, how we should think about modeling that for the next several quarters, as obviously that revenue has moved around quite a bit. Thanks.

Martin McDermut - Applied Micro Circuits Corporation - CFO

Yes. And I said in my remarks, too, that we get cyclicality from that product line. Now, going -- I think in the last quarter's call I talked about that we see headwinds, not from all the Compute products, but from some of them, which is dampening the impact of the ramp that we're seeing in our new products. I expect those to be declining or to go away early next year, when you'll start seeing additional growth from -- to top line total growth in the business from both sides.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
So, Matt, just to be clear. I don't know whether you noted, the numbers actually kind of tells the story. We had a $30 million Connectivity quarter, and our guidance reflects two things. One is the Connectivity business being very strong, margins being very strong. And we're able to essentially take the PowerPC declines and obviously supplement them in large part as ARM starts to take market shape with our Connectivity revenues.
So, from a planning perspective, we are very confident that the Connectivity business and our base business is extremely robust. And not just robust from a margin perspective, but just look at the rate of design wins. I think last time we said that we closed -- it was a record quarter for our design win closures. So, we are extremely well poised to drive our base Connectivity business forward to sustain our Company's growth trajectory.
Matthew Ramsay
No, that's helpful. And then let me just sneak in one more to be a little more granular on the forward outlook for the rest of the fiscal year. Would you think that this would be a trough quarter for the combined Compute business? Or there's still some of that legacy business that might come out? I'm just trying to figure out how to model mix going forward and how that might relate to gross margin. Thanks, guys.

Martin McDermut - Applied Micro Circuits Corporation - CFO
So, we've stepped up the range for this coming quarter, brought down the margins a little bit. And that's because you'll see a shift in the business between Connectivity and Compute. So, I think as we said, we see some headwinds going forward, but it should be stable. In the last call we said should be stable through the end of the year.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

And to add to what Marty said, if you go back and look at the margin band in our guidance, we are walking the margin band up by a couple of percentage points every single quarter. That should give you a good way to assess the robustness and underpinnings of the way we now run our business.

Operator
And our next question comes from the line of Steven Smigie with Raymond James. Your line is now open.
Steven Smigie
Congratulations, guys, on the nice progress in the quarter. I was hoping to follow up a little bit on X-Gene 3 and the tape outs and the production -- or, excuse me, the sampling you talked about. Can you talk a little bit about the breadth of customers that you expect on the sampling? And then in terms of [defining], how long from a sample to when you could recognize revenue?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Sure. So, just to be clear, this is going to be the actual first and most significant part from an ARM 64 perspective that will have the ability to compete with Skylake. And I think we've talked about this over the last quarter or quarter and a half. We've actually had many announcements and many, I'll call it tech docs, in terms of what it can do. Recognize that we see very wide interest; all the way from guys who are existing customers, who are mega data center operators, to enterprise type folks like HPE, who are already shipping X-Gene 1 type programs with us.
But our focus for X-Gene 3, just to be clear, is the mega data center kind of markets. And it is our belief that it has all of the right features from a memory addressability perspective, from a technology TDP perspective, to essentially really be right in the middle of a Skylake class processor. So, from our perspective, that's where we've always targeted. We're very, very happy to say that we're -- now the chip's in the fab and we're on track relative to whatever we expected to do last quarter.
Finally, I think we've always maintained that you won't see X-Gene 3 revenue have any big impact until our fiscal 2018 end.
Steven Smigie
Okay. Okay, great. And I was hoping you could talk a little bit more about PAM4. My sense there is that -- there have been some question marks about how big PAM4 is going to be for 100G. But that as we get to 200 and above it has to go to PAM4. And so, there are some that I think that are starting to suggest that maybe 100G won't even be that long of a cycle and 200 may be coming more quickly than anticipated.

So I think that sets you guys up very well if that does indeed turn out to be true and we have to turn to PAM4. And obviously with the single lambda you would be in a strong position to really capitalize on that. So, I was hoping you could comment a little bit on what you see as a percentage of 100G in PAM4 and how quickly maybe 200G could come.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
So, let me just make a -- first of all, good question. Two things. When we look at PAM4 adoption, look at what drives it. It's basically faceplate density in a rack. So a rack has a fixed amount of power, between 2 and 2.5 kilowatts. It has X number of 50 gig or 100 gig Ethernet ports. And so, at some level, the fiber and bundling in a rack and between racks and between data centers goes in numbers like one and four. So there's no -- for us, a 200gig solution is definitely viable. But when we looked at it, it was 100 and 400 gig. Those were the two things that are going to straddle the growth in this market.
Why? Look at traffic statistics that Cisco puts out every month. We're getting hyper-exponential growth of traffic in all of these data center networks. There's probably three to five new data centers being built every year with roughly about 0.5 million to 1 million servers each, over 1 million square feet of data center. So, really speaking, we're looking at 100 gig solutions that are more short span and 400 gig solutions that are more long span. And fundamentally these two things are only possible if you have a 100 gig base working with a DSP and the CMOS analog front ends. So that give you some color on what it takes to participate in 100 and 400 gig.
The other big thing that I think caused the standard to go really fast was today the pricing of a module, the producability of the module, are all dependent on the manufacturing yields. This is common sense but sometimes gets ignored. More optics, more problems. More power, less yield. Smaller number of lasers, better yield, less cost, and more power efficient. So that's what this technology is going to be critical in driving into the data center.
In terms of size, if you take the entire market to be between $500 million and $750 million, that includes all the four lambda -- 4 by 25, the 8 by 25, all of these different speeds. And you say, well, what percentage of data centers will switch to it. Look at adoption curves. They go anywhere between 10% and 30% over the first two years. As I said earlier in my comments, with the standardization we can easily cut that down by a factor of two. Hope that helps.
Steven Smigie
Great. And last question was just -- I think you got a nice win there with HP. I believe that was on X-Gene 1, and obviously we're very excited about X-Gene 3, but you got a nice win on X-Gene 1. So if you can give a little bit more color. Any other potential wins there? And for that matter on X-Gene 2 as well, that we see a potential of traction at customers. Thanks.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
Good question. We're very excited about this whole storage platform, because for the first time -- people talk about when it's going to see volume. And this is an example of how you see an important volume marker in the ARM space. So, there's no better proof then you looking at customers, HP's end customers, the likes of UPS or FedEx or Walmart buying this stuff. Now you are moving this into mainstream. This is what -- from a maturity perspective, Steve, it shows what it takes to go ramping to a mainstream enterprise platform.
And we're very proud, because from an ARM technology perspective, I don't think any of the other ARM vendors have had this level of success. And by the way, we are having this success with X-Gene 1, so you can imagine the potential that lies in X-Gene 3.
Steven Smigie
Okay, thank you.
Operator
Thank you. And our next question comes from the line of Rick Schafer with Oppenheimer. Your line is now open.
Corey Grady
This is Corey Grady on for Rick Schafer. I just have one question. With all your new design wins and product ramps, can you talk a little bit about how we should think about incremental R&D going forward?

Martin McDermut - Applied Micro Circuits Corporation - CFO
I think this is a good base. If you look at the past two -- I mean the guide for this -- I mean the actual results for this quarter and the next quarter. That's a good base to work off of. What can drive it up or down? It's any additional tape outs that we have that we expense, and those can run into increments -- each one about $1.5 million if you have some project costs and new project introduction costs. So, this is -- we're aiming to keep the R&D spend pretty stable, except for that variable that depends on our new product activity. And I think from what we've talked about, and we have a lot of new products that are going to come onboard for the next year.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Yes, so I think another way to look at it is that what will change is primarily in masks and tape outs.

Operator
Thank you. [Operator Instructions] And our next question comes from the line of Chris Rolland with Susquehanna International Group. Your line is now open.
Chris Rolland

Congrats on a really nice quarter here. So, longer-term as you guys think maybe a year out, something like that, I know there's been some questions on this, but how should we think about compute? Should we think about this as a new steady-state or a bounce back? Is midteens revenue per quarter a real number? And then for connectivity, is this a one-time thing or is this the new steady state? Or could we even grow from this level as we look more out into next year? I think our heads are spinning with all this volatility in your segments, so any kind of clues you could give us would be great.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
Sure. I think from our perspective, Chris, we don't guide more than one quarter out, but just to give you the notion on the connectivity business. These new products -- if you really look at it, we have a secure Ethernet product line that is really ramping well. We have huge momentum in terms of our OTN and PHY products. And we've talked about this for the last four quarters in terms of our leadership position from a technology perspective on PAM4, which then converted over to people doing semi-custom engagements with us, the likes of what we would do with Avago.
So, we are planning for sustainability and then driving growth longer-term on the connectivity business. So, none of -- then you asked about is this a one quarter, two quarter phenomena. I want to look -- if you really think about it, what drove this quarter is stuff that is all centered around new products. That's the way you ought to think about it. On the compute side, we've always said that PowerPC is in structural decline. We've maintained that for a long time. And we've said that we would make sure that overall from a Company perspective we would continue to drive connectivity and to make sure that the PowerPC business allows us a base to transition to the ARM business as it grows. Nothing has changed in that calculus.
Chris Rolland
Okay. And as we think about PAM4 here, I think it's a DSP and a converter in SerDes. Does that part lie in the transceiver module itself? And then also, who are your biggest competitors here? Is this Inphi? Is it Microsemi? Are there other guys out there? Or do you have no competitor whatsoever? And lastly, what percent of your products do you sell to hyperscale guys now? Do you know that?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Chris, first let me answer the first part of the question. And I didn't quite hear the last part of the question. There was a little bit of disturbance, if you can repeat it.

Chris Rolland
Sure. So, I asked about where this product lies, is it in the transceiver module? I asked who your competitors were, Inphi, Microsemi, or other guys. And then lastly, what percent of your revenue comes from hyperscale?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
Okay, great. First is that it is the heart of the module. It is the silicon that enables the optics to actually go and signal for different intensities of light. So it lies right smack in the middle. Number one. Number two, you asked about who are the competitors. The closest competitor to us is probably Avago Broadcom, and then after that Inphi. We're probably 18 months ahead of Inphi in terms of building something like this. Inphi talked about PAM4. I think they did a great job evangelizing it. However, they built two and four laser type systems, not single laser systems. So that's very important. Third, you asked about -
Chris Rolland
Hyperscale.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
Hyperscale. Assume that people who are paying us money, their entire opportunity is all about hyperscale. Nobody would pay us money for low volume optical transceivers. And then the fourth part of it is -- I think I'll add to what you asked. A significant portion of this comes because of very large early investments in FinFET technology. So we had the inside track here because we courted the data center guys for X-Gene. We knew that the single laser is going to be the key to volume in this time frame. The IEEE standardization just pretty much locked the whole thing up for us.
Chris Rolland
Great. Congrats on the quarter again.
Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
Okay, thanks Chris. Thank you, operator. I would like to thank our employees for their hard work and our customers and shareholders for their ongoing support. Thanks for joining us today. Have a good evening.
Operator
Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program and you may all disconnect. Everyone have a great day.